Release	Immediately		Monsanto Company 800 North Lindbergh Blvd St. Louis, Missouri 63167

Contact	Media:	Lee Quarles (314-694-2330)
Kelli Powers (314-694-4003)

MONSANTO’S CHIEF FINANCIAL OFFICER, CARL CASALE, TO LEAVE COMPANY DECEMBER 31

Casale to become President and Chief Executive Officer of CHS Inc., a Fortune 100 company, on January 1, 2011

ST. LOUIS (Nov. 22, 2010) – Monsanto Company (NYSE:MON) today announced that Carl Casale, executive vice president and chief financial officer, plans to leave his position effective December 31, 2010, to become president and chief executive officer of CHS Inc. (NASDAQ: CHSCP), a Fortune 100 diversified energy, grains and foods company.

Casale will work through the remainder of the year to ensure a smooth transition of his responsibilities to his successor, whom the company expects to identify during this period.  Casale will begin his position at CHS Inc. on January 1, 2011.

“We will miss Carl, who served in increasingly important roles during his long career with Monsanto, but we understand the strong attraction of the opportunity that awaits him,” said Hugh Grant, Monsanto chairman and chief executive officer. “On behalf of the board, the management team and all Monsanto employees, we would like to thank Carl for his many contributions and wish him all the best in his new role.”

“I’m incredibly honored to have had the opportunity to work at Monsanto Company,” Casale said. “This company is the demonstrated leader in seeds and traits, and I continue to believe that it has a very strong future. The opportunity to join CHS Inc. provides a compelling opportunity for me and my family. I’m pleased to join CHS and work to chart the future of their diversified business.”

Casale, 49, joined the original Monsanto Company in 1984. During his 26-year career at the company, Casale has held a number of progressively senior positions.  More recently, Casale oversaw Monsanto’s strategy, manufacturing and information technology organizations, and was named chief financial officer on September 1, 2009.  In particular, in his role as CFO, Casale made important contributions in providing the strategic direction and leadership that has established the course for Monsanto’s growth opportunity in 2011 and beyond.

About Monsanto Company

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com. Follow our business on Twitter at www.twitter.com/MonsantoCo, on Facebook at www.facebook.com/MonsantoCo, or subscribe to our News Release RSS Feed.

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